Exhibit 99.1
NEWS RELEASE
For Immediate Release:  August 8, 2011

Central Vermont Reports 2011 Second-Quarter Earnings

▪	Year-to-date earnings of $9.2 million, or 67 cents per diluted share, 21 cents higher than 2010

➢	$10.4 million increase in operating revenues
➢	$ 2.6 million decrease in service restoration costs
➢	$ 2.6 million increase in transmission costs
➢	$ 3.4 million increase in equity in earnings of affiliates
➢	$ 3.1 million in merger-related costs

▪	Second-quarter earnings of $0.7 million, or 5 cents per diluted share, 6 cents lower than 2010

➢	$4.3 million increase in operating revenues
➢	$0.8 million decrease in service restoration costs
➢	$1.9 million increase in transmission costs
➢	$1.9 million increase in equity in earnings of affiliates
➢	$3.1 million in merger-related costs

▪	Due to pending merger, earnings guidance is discontinued

RUTLAND, VT - Central Vermont Public Service (NYSE: CV) reported consolidated earnings of $9.2 million, or 67 cents per diluted share of common stock, for the first six months of 2011 compared to $5.6 million, or 46 cents per diluted share of common stock, for the same period in 2010.  Second-quarter earnings were $0.7 million or 5 cents per common share, 6 cents lower than in 2010.  The improved earnings overall were driven in part by increases in operating revenue and decreases in operating expenses and storm restoration costs compared to the first six months of 2010, reduced in the second quarter by costs associated with the company’s pending sale to a subsidiary of Gaz Metro Limited Partnership, Northern New England Energy Corporation, which also owns Green Mountain Power Corporation, the second largest utility in Vermont.

“The sale and ultimate merger with Green Mountain Power will provide exceptional benefits to shareholders, customers, stakeholders and the state of Vermont,” CVPS President and CEO Larry Reilly said.  “In the short term, expenses associated with the sale have had, and will continue to have a negative affect on earnings; however, the sale agreement allows the Company to continue to pay a quarterly dividend of 23 cents per share.  Beyond merger expenses, we continue to make steady progress as evidenced by the improved overall earnings, and the sale will ultimately provide shareholders a significant premium.”

“Pending the sale, we will continue to focus on high-quality customer service and reliability, which are the cornerstones of our success for customers and shareholders alike,” Reilly said.  “The sale will provide economic strength to the new, merged company that will create an even greater value proposition for customers in the years ahead.”

Year-to-Date 2011 results compared to 2010
Operating revenues increased $10.4 million, including a $11.2 million increase in retail revenues, a $1.2 million increase due to a reduction in the provision for rate refund, partially offset by a $1.2 million decrease in other operating revenues, and a $0.9 million decrease in resale revenue.

The increase in retail revenues primarily resulted from a 7.46 percent base rate increase, effective January 1, 2011 and higher customer usage, due to colder weather in 2011.  The provision for rate refund is related to deferrals and refunds as required by the power cost adjustment component of our alternative regulation plan.  Other operating revenues decreased primarily due to less mutual aid provided to other utilities in 2011.  Resale revenues decreased due to lower 2011 contract prices associated with the sale of our excess energy, and lower volume available for resale due to higher retail load.

Purchased power expense increased $2.2 million, comprised of an increase of $7.8 million due to higher output at the Vermont Yankee plant in 2011 and higher related capacity costs, an increase of $1.1 million due to higher output and market rates from independent power producers, partially offset by a decrease of $6.2 million from lower capacity costs and lower volumes from ISO-NE and a $0.5 million decrease from lower output from Hydro-Quebec.

Other operating expenses increased $3.1 million.  This included a $2 million increase in regulatory amortizations, including $4.2 million of 2010 exogenous costs related to major storms and tax law changes, partially offset by $1.7 million of 2008 major storm costs recovered in 2010.  Also included were a $2.6 million increase in transmission expenses driven by higher rates from ISO-NE, and higher Vermont Transmission Agreement billings, partially offset by higher NEPOOL Open Access Transmission Tariff reimbursements, and a $1.3 million increase in operating income tax expense as a result of a higher level of earnings.  These increases were partially offset by an unfavorable charge of $0.7 million in the first quarter of 2010 required by health care reform legislation and $3.1 million in service restoration costs incurred for a major storm in February 2010.

Equity in earnings of affiliates increased $3.4 million due to the return on the $34.9 million investment that we made in Transco in December 2010.

Other, net decreased $2.7 million primarily due to $3.1 million of merger-related costs, partially offset by $0.4 million of higher income from variable life insurance policies.

Second quarter 2011 results compared to 2010
Second quarter operating revenues increased $4.3 million for many of the same reasons cited above.

Purchased power expense increased $2.6 million for many of the same reasons cited above.

Other operating expenses increased $1.3 million due to a $1.9 million increase in transmission expenses driven by higher rates from ISO-NE, and higher Vermont Transmission Agreement billings, partially offset by higher NEPOOL Open Access Transmission Tariff reimbursements; and a $0.3 million increase in operating income tax expense as a result of a higher level of earnings, partially offset by a $1 million decrease from lower regulatory amortizations including $0.8 million of 2008 major storm costs recovered in 2010.

Equity in earnings of affiliates increased $1.9 million for the same reason cited above.

Other, net decreased $2.7 million for the same reasons cited above.

2010 Common Stock Issuance
Earnings per share for 2011 reflect the impact of shares issued under our at-the-market program. From April to December 2010, CV sold an aggregate of 1,498,745 shares in open market trading and direct placements under this program for aggregate gross proceeds of approximately $30.6 million.  The net proceeds of the offering were used for general corporate purposes.  No equity issues are anticipated in 2011.

2011 Earnings Guidance
Due to the pending merger, the Company is discontinuing earnings guidance.

Webcast
CV will host an earnings teleconference and webcast on August 9, 2011, beginning at 11 a.m. Eastern Time.  At that time, CV President and CEO Larry Reilly and Chief Financial Officer Pamela Keefe will discuss the company’s financial results and recent developments in the company’s planned sale and merger.

Interested parties may listen to the conference call live on the Internet by selecting the "CVPS 2011 2nd Quarter Earnings Conference Call" link on the "Investor Relations" section of the company’s website at www.cvps.com. An audio archive of the call will be available later that day at the same location or by dialing 1-877-660-6853 within the U.S. or internationally by dialing 1-201-612-7415 and entering Account 286 and Conference ID 374944.

About CV
CV is Vermont’s largest electric utility, serving more than 160,000 customers statewide.  CV’s non-regulated subsidiary, Catamount Resources Corporation, sells and rents electric water heaters through a subsidiary, SmartEnergy Water Heating Services.

Form 10-Q
On Monday, August 8, 2011, the company filed its quarterly Form 10-Q with the Securities and Exchange Commission.  A copy of that report is available on our web site, www.cvps.com, under the "Investor Relations" section. Please refer to it for additional information regarding our condensed consolidated financial statements, results of operations, capital resources and liquidity.

Reconciliation of Earnings Per Diluted Share
	First Six Months	Second Quarter
	2011 vs. 2010	2011 vs. 2010
2010 Earnings per diluted share	$0.46	$0.11

Major Income Statement Variances:
Higher operating revenue - customer rate mix	0.05	0.06
Higher operating revenue - retail sales volume	0.05	0.00
Lower medical expense	0.04	0.00
Variable life insurance	0.03	0.03
Merger-related fees	(0.14)	(0.14)
Other (includes income tax adjustments, impact of additional common shares and various items)	0.18	(0.01)
2011 Earnings per diluted share	$0.67	$0.05

Forward-Looking Statements
Statements contained in this press release that are not historical fact are forward-looking statements intended to qualify for the safe-harbors from the liability established by the Private Securities Litigation Reform Act of 1995.  Statements made that are not historical facts are forward-looking and, accordingly, involve estimates, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements.  Actual results will depend, among other things, upon the actions of regulators, performance of the Vermont Yankee nuclear power plant, effects of and changes in weather and economic conditions, volatility in wholesale electric markets, volatility in the financial markets, and our ability to maintain our current credit ratings.  These and other risk factors are detailed in CV's Securities and Exchange Commission filings.  CV cannot predict the outcome of any of these matters; accordingly, there can be no assurance that such indicated results will be realized. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this press release.  CV does not undertake any obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this press release.

Media Inquiries:	Steve Costello, Director of Public Affairs (802) 747-5427; e-mail: scostel@cvps.com (802) 742-3062 (pager)
Contact:	Pamela Keefe, Senior Vice President, Chief Financial Officer and Treasurer (802) 747-5435; e-mail: pkeefe@cvps.com

Central Vermont Public Service Corporation - Consolidated
Earnings Release
(dollars in thousands, except per share amounts)

	Three months ended June 30		Six months ended June 30
Condensed Income statement	2011	2010	2011	2010
Operating revenues:
Retail sales	$71,638	$67,585	$154,896	$143,647
Resale sales	9,744	6,984	17,439	18,323
Provision for rate refund	167	2,201	3,558	2,326
Other	2,719	3,167	5,460	6,648
Total operating revenues	84,268	79,937	181,353	170,944

Operating expenses:
Purchased power - affiliates and other	39,778	37,211	81,130	78,929
Other operating expenses	43,744	42,414	89,692	86,610
Income tax expense	(481)	(791)	2,376	1,047
Total operating expense	83,041	78,834	173,198	166,586
Utility operating income	1,227	1,103	8,155	4,358

Other income:
Equity in earnings of affiliates	6,987	5,115	13,928	10,510
Other, net	(2,919)	(193)	(2,814)	(157)
Income tax expense	(1,222)	(1,714)	(3,524)	(3,303)
Total other income	2,846	3,208	7,590	7,050

Interest expense	3,337	2,866	6,584	5,761
Net income	736	1,445	9,161	5,647
Dividends declared on preferred stock	92	92	184	184
Earnings available for common stock	$644	$1,353	$8,977	$5,463

Per common share data
Earnings per share of common stock - basic	$0.05	$0.11	$0.67	$0.46
Earnings per share of common stock - diluted	$0.05	$0.11	$0.67	$0.46

Average shares of common stock outstanding - basic	13,399,128	12,078,724	13,376,675	11,903,080
Average shares of common stock outstanding - diluted	13,482,185	12,109,591	13,444,680	11,933,923

Dividends declared per share of common stock	$0.23	$0.23	$0.69	$0.69
Dividends paid per share of common stock	$0.23	$0.23	$0.46	$0.46

Supplemental financial statement data
Balance sheet
Investments in affiliates			$176,981	$133,604
Total assets			$713,579	$623,084
Common stock equity			$273,899	$241,338
Long-term debt (excluding current portions)			$228,300	$160,869
Cash Flows
Cash and cash equivalents at beginning of period			$2,676	$2,069
Cash provided by operating activities			31,468	27,251
Cash used for investing activities			(8,035)	(12,333)
Cash provided by (used for) financing activities			233	(14,343)
Cash and cash equivalents at end of period			$26,342	$2,644
Refer to our 2011 Form 10-Q for additional information